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                              EMPLOYMENT AGREEMENT


     This AGREEMENT (the "Agreement") is made as of September 30, 2000 (the "Effective Date"), by and between Nextera Enterprises, Inc., a Delaware corporation (the "Company"), and Vincent C. Perro (the "Executive"). In consideration of the mutual covenants contained in this Agreement, the Company and the Executive agree as follows:

     1. EMPLOYMENT. Commencing on the Effective Date, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company on the terms and conditions set forth in this Agreement.

     2. CAPACITY. During the Term (as hereinafter defined), the Executive shall serve the Company as its Chief Operating Officer. In such capacity, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Company consistent with the Executive's status as Chief Operating Officer as may be assigned or delegated to the Executive from time to time by or under the direction and supervision of the Board of Directors or the Chief Executive Officer of the Company.

     3. TERM. Subject to the provisions of Section 7, the term of employment under this Agreement (the "Term") shall be for thirty (30) months from the Effective Date (the "Initial Term") and shall automatically renew for periods of one (1) year commencing at the expiration of the Initial Term (the "End Date") and on each subsequent anniversary of the End Date thereafter, unless either the Executive or the Company, acting through its Board of Directors (the "Board"), gives written notice to the other not less than sixty (60) days prior to the End Date or anniversary thereof, as applicable, of such party's election not to extend the Term.

     4. BOARD SEAT. The parties acknowledge that the Executive is currently serving as a director of the Company and the Company agrees that, during the Term, it shall nominate the Executive for re-election as a director and use all reasonable best efforts to cause the Executive to be re-elected or re-appointed as a director with a view toward having the Executive serve as a director throughout the Term, subject to the Executive's right to resign from the Board of Directors at any time. Any such resignation shall not constitute a termination of Executive's employment or a termination or breach of this Agreement.

     5. COMPENSATION AND BENEFITS. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

     (a) SALARY. During the Term, for all services rendered by the Executive under this Agreement, the Company shall pay or cause to be paid to the Executive a base salary (the "Salary") at an annual rate of Four Hundred and Fifty Thousand Dollars ($450,000), commencing on the Effective Date. Notwithstanding the foregoing, commencing January 1, 2001, the Company shall cause $170,000 per year of the Salary to be paid by Sibson & Company, LLC, a Delaware limited liability company (formerly SC/NE, LLC) and subsidiary of the Company ("Sibson"), and the balance of the Salary will be paid by the Company. The Salary shall be payable in periodic installments in accordance with the Company's and Sibson's usual practice for their senior executives.




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     (b) BONUS. The Executive will be eligible for a discretionary bonus targeted to be 80% of Salary upon achievement of goals set by the Board of Directors. In addition, the Company shall cause Sibson to pay to the Executive a bonus for 2000 based on his performance as a Principal of Sibson through the Effective Date in an amount, and determined on a basis, comparable to the bonuses paid by Sibson to its other top revenue generating Principals for 2000.

     (c) STOCK OPTIONS. As of the Effective Date, the Company shall grant to the Executive non-qualified options to purchase 400,000 shares of the Company's Class A Common Stock at an exercise price equal to the fair market value on the Effective Date. Such options will vest at a rate of 25% per year over four years on each anniversary of the Effective Date with the first tranche vesting one year after the Effective Date. The Company represents that it has furnished to the Executive a true and complete copy of any option plan and/or any agreement relating to such options on or prior to the Effective Date.

     (d) REGULAR BENEFITS. The Executive shall also be entitled to participate in the plans listed on "Schedule 1" hereto and any other employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, pension plans, profit sharing plans, vacation plans, expense reimbursement plans and other benefit plans which the Company or Sibson may from time to time have in effect for all or most of its senior executives (collectively, "Benefits"); it being expressly understood and agreed that the Executive will continue to participate in the Sibson retirement plan and that the Company will pay or cause to be paid $30,000 per annum (including for the year 2000) in contributions to such plan for the benefit of the Executive. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Company and/or Sibson, applicable law and the discretion of the Leadership Council of Sibson (the "Leadership Council") or a committee thereof (in the case of Sibson's benefit plans), the Board or a committee thereof (in the case of the Company's benefit plans), or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company or Sibson to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time; PROVIDED, HOWEVER, the Benefits offered to the Executive shall be substantially similar to those Benefits extended to the Executive by Sibson immediately prior to the date hereof and, PROVIDED FURTHER, that at any time the Company, in its sole discretion may, or may cause Sibson,
     (A) to modify or terminate any Benefits provided to the Executive as the Company deems necessary to provide that any employee Benefit plan and related trust intended to be qualified and exempt under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended, respectively, shall be so qualified and exempt, or (B) to otherwise comply with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended (or other applicable law). In the event that any Benefits are terminated or materially reduced pursuant to the immediately preceding proviso, the Company shall provide the Executive with other Benefits or one or more cash payments which in the aggregate on an after-tax basis are equal to the value of such terminated or materially-reduced Benefits through the date of the Executive's termination of employment.





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     (e) PAST SERVICE. The Executive shall be credited with all past service with Sibson & Company, L.P., a Delaware limited partnership (the "Partnership") and Sibson in the calculation of all benefits and for all other relevant purposes whatsoever where past service or seniority shall be considered, subject to any regulatory limitations. For purposes of the preceding sentence, the Executive shall be deemed to have begun employment with the Company on the date the Executive began employment with the Partnership or its predecessors, as applicable.

     (f) VACATION. The Executive's vacation entitlement shall be the same as the policy of Sibson immediately prior to the date hereof.

     (g) TAXATION OF PAYMENTS AND BENEFITS. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and Benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

     (h) EXCLUSIVITY OF SALARY AND BENEFITS. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement (other than customary business expense reimbursements submitted and approved in accordance with Company policy).

     6. EXTENT OF SERVICE. During the Executive's employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board, devote substantially all of the Executive's business time, and use the Executive's best efforts and business judgment, skill and knowledge to the advancement of the Company's interests and to the discharge of the Executive's duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Company which approval shall not be unreasonably withheld; provided that nothing in this Agreement shall be construed as preventing the Executive from:

     (a) investing the Executive's assets in any company or other entity in a manner not prohibited by the Non-Compete, Non-Solicitation, Proprietary Information, Confidentiality and Inventions Agreement (the "Non-Compete Agreement") referred to in Section 8(a) and in such form or manner as shall not require any material activities on the Executive's part in connection with the operations or affairs of the companies or other entities in which such investments are made; or

     (b) engaging in religious, charitable or other community or non-profit activities that do not materially impair the Executive's ability to fulfill the Executive's duties and responsibilities under this Agreement.




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     7. TERMINATION AND TERMINATION BENEFITS. Notwithstanding the provisions of
Section 3, the Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 7.

     (a) TERMINATION BY THE COMPANY FOR CAUSE.

          (i) The Executive's employment under this Agreement may be terminated for Cause without further liability on the part of the Company effective immediately upon a vote of the Board and written notice to the Executive. Subject to Section 7(g), only the following shall constitute "Cause" for such termination:

               (A) material dishonest statements or acts of the Executive with respect to the Company or any affiliate of the Company;

               (B) conviction of the Executive for (x) a felony or (y) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or

               (C) willful and material breach of this Agreement or the Non-Compete Agreement by the Executive, gross negligence, willful misconduct or willful failure or refusal of the Executive to comply with explicit directions of the Board, which directions are consistent with Section 2 of this Agreement, in each instance after fifteen (15) days written notice and an opportunity to cure.

               In making any determination under this Section 7(a), the Board shall act fairly and in good faith and shall give the Executive an opportunity to appear and be heard at a meeting of the Board or the compensation committee of the Board, which meeting may be held telephonically at the request of either the Company or the Executive, and present evidence on the Executive's behalf.

     (b) TERMINATION BY THE EXECUTIVE. The Executive's employment under this Agreement may be terminated by the Executive by written notice to the Company at least sixty (60) days prior to such termination.

     (c) TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE WITH GOOD REASON. Subject to the payment of Termination Benefits pursuant to Section 7(d), the Executive's employment under this Agreement may be terminated by the Company without Cause upon written notice to the Executive by a vote of the Board or by the Executive with Good Reason upon written notice to the Board. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's written consent, the occurrence of any of the following circumstances:

          (i) the assignment to the Executive of any duties substantially inconsistent and adverse with the position of Chief Operating Officer of the Company or a significant adverse alteration in the nature or status of the Executive's responsibilities or the conditions of the Executive's employment as Chief Operating Officer;





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          (ii) the Company's reduction of the Executive's Salary as in effect on the Effective Date or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all management personnel of the Company;

          (iii) the Company's failure to continue in effect any material compensation or benefit plan in which the Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Company's failure to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants; or

          (iv) the Company-required relocation of the Executive's residence or principal place of business to a location outside of the Manhattan business district; provided; however, Executive acknowledges that he may be required to spend a substantial amount of time traveling on Company business. The Company shall pay for all of Executive's reasonable travel and living expenses associated with such travel from the New York City metropolitan area;

          (v) the Company's failure to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment or deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

          (vi) the Company's failure to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's life insurance, medical, health and accident, or disability plans in which the Executive participates, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy; or (vii) in the event the Company engages in a merger or other business combination or a sale of all or substantially all of its assets, the failure of any successor to the Company to expressly assume the obligations of the Company under this Agreement, except that any such successor need not assume the obligations described in
          Section 4 (Board Seat) hereof.

     (d) CERTAIN TERMINATION BENEFITS. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive's employment with the Company pursuant to Section 7(c) or the Company's failure to renew this Agreement as contemplated by Section 7(h), subject to the Executive's continuing compliance with his obligations under






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     the Non-Compete Agreement (other than those under the Section entitled
     "Non-Compete/Exclusivity"), the Company shall provide to the Executive the following termination benefits ("Termination Benefits"):

          (i) continuation of the Executive's Salary at the rate then in effect pursuant to Section 5(a);

          (ii) (A) a bonus for the year in which the termination occurs pro rata for the period of service in such year, based upon (x) the bonus amount, if any, paid to the Executive pursuant to Section 5(b) for the year preceding the year in which the termination of employment occurs or (y) if the termination occurs prior to the determination of an annual bonus for such preceding year under this Agreement, the targeted bonus of 80% of Salary (such applicable amount under clause
          (x) or (y) being referred to as the "Applicable Bonus"), and (B) payments at an annual rate based upon the Applicable Bonus to be paid monthly during the period set forth in subsection (iv) below;

          (iii) continuation of all Benefits to the extent authorized by and consistent with 29 U.S.C. ss.1161 et seq. (commonly known as "COBRA"), with the cost of the regular premium for such Benefits shared in the same relative proportion by the Company and the Executive as in effect on the date of termination (it being understood that such continuation of Benefit includes continued participation in the Sibson retirement plan as provided in Section 5(d) hereof);

          (iv) The Termination Benefits set forth in (i), (ii)(B) and (iii) above shall continue effective until the later of (x) the expiration of the Initial Term or (y) one (1) year from the date of the termination of the Executive's employment, and will include such payments for accrued vacation pay and any similar items required by law. Notwithstanding the foregoing, nothing in this Section 7(d) shall be construed to affect the Executive's right to receive COBRA continuation entirely at the Executive's own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive's right to cost sharing under Section 7(d)(iii) ceases;

          (v) Any options exercisable for Class A Common Stock granted to the Executive which are not vested at that time shall be deemed to have vested to the extent of one hundred percent (100%) of such remaining unvested portion;

          (vi) The Company shall pay seventy-five percent (75%) of the Executive's premiums for medical/health Benefits for the period from the date of termination of the Executive's employment under this Agreement until the Executive becomes eligible for full Medicare benefits. Such post-retirement medical/health Benefits shall be substantially similar in the aggregate to the medical/health Benefits for which the Executive was eligible during his period of employment with the Company;






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          (vii) Executive will be released from the restrictions and covenants contained within the section entitled "Non-Compete/Exclusivity" under the Non-Compete Agreement executed by Executive, and upon termination of the payment of the Termination Benefits set forth in (i), (ii)(B) and (iii) above, Executive will be released from the restrictions and covenants contained within the section entitled "Non-Solicitation" under the Non-Compete Agreement executed by Executive; provided, however, that at Executive's option upon prior written notice to the Company, Executive shall be released from the restrictions and covenants contained within the section entitled "Non-Solicitation" under the Non-Compete Agreement executed by Executive, and the Company shall have no further liability or obligation for the payment of any remaining Termination Benefits under Sections 7(d)(i), 7(d)(ii)(B) and 7(d)(iii) from and after the date of such notice, which Termination Benefits shall be forfeited by Executive; and

          (viii) In addition to the foregoing, in the event of the termination of the Executive's employment with the Company for any reason, the Executive shall be entitled to payment of any accrued and unpaid Benefits for which the Executive may otherwise be vested or entitled in accordance with the terms of the applicable plans governing such Benefits and to payment for reimbursable expenses under applicable Company policy within thirty (30) days of termination.

     (e) DISABILITY. At the election of the Company, this Agreement shall terminate on such date as may be selected by the Company after the Executive shall have failed to render and perform the services required of him under this Agreement during any period of 90 days within any 120 day period during the Term because of physical or mental disability. In the event of such termination, the Company shall have no further obligation for the payment of compensation or benefits hereunder, except (i) for compensation accrued and unpaid through the termination date and (ii) the payment of any disability insurance to which the Executive may be entitled. If there should be any dispute between the parties as to the Executive's physical or mental incapacity or disability pursuant to this Section 7(e), such question shall be settled by the opinion of an impartial reputable physician agreed upon for this purpose by the parties or their representatives, or failing agreement within ten (10) days after a written request therefor by any party to the other party, one selected in accordance with the rules of the American Arbitration Association. The certificate of such physician as to the matter in dispute shall be final and binding on the parties.

     (f) DEATH. In the event of termination as a result of the Executive's death, the Company shall have no further obligation to the Executive's representatives and heirs hereunder.

     (g) LEAVE OF ABSENCE UPON INDICTMENT. Upon indictment of the Executive for
     (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud ("indictment," for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made), the Board, at its option, may place the Executive on a paid leave of absence from employment for a period of up to six (6)




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     months from such election. At the end of the six (6) month period if the indictment is pending, the Board may terminate the Executive for "Cause" effective immediately upon written notice to the Executive without further liability on the part of the Company. In making any determination under this Section 7(g), the Board shall act fairly and in good faith and shall give the Executive an opportunity to appear and be heard at a meeting of the Board or the compensation committee of the Board, which meeting may be held telephonically at the request of either the Company or the Executive, and present evidence on the Executive's behalf.

     (h) FAILURE TO RENEW AGREEMENT. In the event the Company elects not to extend the term of this Agreement as permitted by Section 3 and the Executive's employment is terminated, the Executive shall be entitled to the Termination Benefits described in Section 7(d). In the event that the Executive elects not to extend the Term of this Agreement as provided in
     Section 3 and the Executive's employment is terminated, the Executive shall be entitled to the termination benefits described in Sections 7(d)(vi) and 7(d)(viii).

     8. NON-COMPETE, NON-SOLICITATION, PROPRIETARY INFORMATION, CONFIDENTIALITY AND INVENTIONS AGREEMENTS.

     (a) The Executive agrees to sign the Non-Compete, Non-Solicitation, Proprietary Information, Confidentiality and Inventions Agreement, the form of which is attached hereto as Exhibit "A" and, except as set forth in
     Section 7(d)(vi), to comply with such Agreement during the Term.

     (b) LITIGATION AND REGULATORY COOPERATION. During the Executive's employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company; provided, however, that the Executive shall be permitted to give testimony and appear as a witness in any proceeding in which such testimony or appearance is required by law. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During the Executive's employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Executive also agrees to provide reasonable cooperation to the Company on matters of the type described in this Section 8(b) after termination of the Executive's employment. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 8(b).

     (c) REMEDIES. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages would be




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     an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this
     Section 8, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

     9. GENERAL.

     (a) ARBITRATION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in New York, New York, the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators, except that the arbitrator shall apply the law as established by decisions of the U.S. Supreme Court and the federal and state courts sitting in New York in deciding the merits of claims and defenses under federal law or any state or federal anti-discrimination law, and any awards to the Executive for violation of any anti-discrimination law shall not exceed the maximum award to which the Executive could be entitled under the applicable (or most analogous) anti-discrimination or civil rights laws. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to grant the prevailing party reasonable costs and expenses, including reasonable attorney's fees and the costs of the arbitration. This Section 9(a) shall be specifically enforceable. Notwithstanding the foregoing, this Section 9(a) shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this
     Section 9(a).

     (b) INTEGRATION. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements between the parties, whether oral or written, with respect to any related subject matter.

     (c) ASSIGNMENT: SUCCESSORS AND ASSIGNS, ETC. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other




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     corporation, partnership, organization or other entity; provided such successor is the functional equivalent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

     (d) ENFORCEABILITY. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then that court shall have the power to alter such provision to make it enforceable to the fullest extent permitted by law. The remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     (e) WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     (f) NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

     (g) AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

     (h) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

     10. CONSENT TO JURISDICTION.

     (a) GOVERNING LAW. This contract shall be construed under and be governed in all respects by the laws of the State of New York without giving effect to the conflict of laws principles of such state.

     (b) CONSENT TO JURISDICTION. To the extent that any court action is permitted consistent with or to enforce Section 9(a) of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts in New York, New York. Accordingly, with respect to any such court action, each of the Executive and the Company (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives




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     any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

     11. TERMINATION OF PRIOR EMPLOYMENT AGREEMENTS. All prior employment agreements between the Executive and the Company or any of its subsidiaries or affiliates, including, but not limited to, the Employment Agreement by and between the Executive and Sibson, dated as of August 31, 1998 (the "1998 Employment Agreement"), are superseded by this Agreement and are terminated and are null and void, except that the Executive shall be entitled to any accrued and unpaid salary, bonus or benefits under the 1998 Employment Agreement through the Effective Date.













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


     INTENDING TO BE LEGALLY BOUND by this Agreement and IN WITNESS THEREOF, the undersigned parties have executed this Agreement as of this 30th day of September, 2000.

                                            /s/ Vincent C. Perro
                                            -------------------------------
                                            State of Residence: New York
                                            -------------------------------



ACCEPTED:

NEXTERA ENTERPRISES, INC.

By: /s/ Michael P. Muldowney
------------------------------
Its: Chief Financial Officer







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



                                   SCHEDULE 1

                                    BENEFITS

     (A) MEDICAL: The supplemental medical reimbursement plan reimburses Executive for deductibles, co-insurance amounts and expenses which are reasonable and customary with respect to the Company's medical or dental plans. Expenses for vision care are also covered. No more than $15,000 per family may be reimbursed in any given calendar year.

     (B) LIFE INSURANCE: Executive may obtain whole life split-dollar insurance with a death benefit equal to two times Salary. The policy is owned by the Executive. The Company pays the premium and is entitled to that portion of the cash value equal to the premium it has paid. Executive may also buy supplemental term life. Participation in both the split-dollar plan and supplemental life plan is subject to medical underwriting. Alternatively, the Company may make a payment to a Executive in lieu of coverage under the split-dollar plan.

     (C) AUTOMOBILE: The Company will provide Executive with an automobile allowance of $2,000 per month for the purpose of either leasing an automobile or obtaining car service. The Executive agrees to assume the lease upon termination of employment.











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


                                    EXHIBIT A

             NONCOMPETE, NON-SOLICITATION, PROPRIETARY INFORMATION,
                    CONFIDENTIALITY AND INVENTIONS AGREEMENT

     This Agreement is made as of September 30, 2000, by and between Nextera Enterprises Inc., a Delaware corporation, and the undersigned Executive. Executive and Nextera have also entered into an Employment Agreement of even date herewith (the "Employment Agreement"). In consideration of the employment and continued employment of Executive by Nextera Enterprises, Inc., its successors, subsidiaries and affiliates (collectively, "Nextera"), the Executive agrees to certain restrictions on activities necessary to avoid conflicts of interest, ensure the exclusivity of Executive's services and protect the goodwill, confidential information, and legitimate business interests of Nextera and its clients. To further these objectives, the Executive agrees to comply with the following provisions of this Agreement ("Agreement") as follows:

                             NONCOMPETE/EXCLUSIVITY

     During the period of employment by Nextera:

     1. the Executive will devote substantially all of the Executive's business time to the business of Nextera in accordance with Section 6 of the Executive's Employment Agreement with Nextera of even date herewith;

     2. will not engage in any business activity, current or proposed, which competes with the services or products being developed, marketed or sold by Nextera; and

     3. will not, without prior written consent of Nextera, invest in, enter into or assist any venture, enterprise, or endeavor which competes or intends to compete with Nextera, other than as a less than five percent (5%) stockholder of a publicly held company or a stockholder of a publicly held company which derives none or an immaterial portion (i.e., less than ten percent (10%)) of its revenues from services which compete with the services of Nextera.

The Executive represents that, to the best of the Executive's knowledge, employment by Nextera will not conflict with any agreement to which the Executive is subject.

                                NON-SOLICITATION

     1. The Executive acknowledges that the names and details of the firms with whom the Executive's has dealings while employed by Nextera constitute trade secrets





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

     belonging to Nextera. In order to preserve Nextera's trade secrets, during employment with Nextera and for a period of two (2) years after termination of the Executive's employment with Nextera for any reason, which two (2) year period or restrictions shall be reduced or eliminated as provided in the Employment Agreement in the event that Nextera terminates Executive's employment without Cause (as defined in the Employment Agreement) or Executive terminates his employment for Good Reason (as defined in the Employment Agreement):

          (a) the Executive will not solicit or cause to be solicited, or aid in the solicitation of business from firms for which the Executive did work or from whom the Executive actively solicited business during the Executive's employment with Nextera or any of its subsidiaries or affiliates; and

          (b) the Executive will not directly or indirectly contact or solicit any employee of Nextera with regard to present, future or contemplated employment opportunities on behalf of himself, or any other person, firm, corporation, governmental agency or other entity.

                             PROPRIETARY INFORMATION

     1. Proprietary Information refers to any information, not generally known in the relevant trade or industry, which was obtained from Nextera or any of its clients, past, present, or prospective, other than information that is or becomes known to the public or trade through no breach of this Agreement by the Executive.

     2. Proprietary Information includes, but is not limited to, the following items, whether or not labeled as such: customer lists, notes, drawings and writings; computer programs (including source and object codes), algorithms, systems, tools, spreadsheets, related documentation such as user manuals, functional and technical specifications, system descriptions, program documentation, output reports, terminal displays, and data file contents; plans, process and preparations for Nextera's current and proposed business activities; discoveries, inventions, developments, ideas, research, engineering, designs, and products; projects and improvements made or conceived in connection with Nextera's customer and prospective




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

     customer's lists; and marketing and financial data of Nextera and its clients.

     3. The Executive agrees not to disclose the existence of or contents of any documents, records, discs, tapes, and other media that contain Proprietary Information, and will not copy or remove any such material from Nextera or its client's premises, except as required by the Executive's duties or as approved by an authorized officer of Nextera.

     4. The Executive agrees to comply with all restrictions and regulations of Nextera's clients concerning any and all information such clients deem proprietary or confidential.

     5. The Executive agrees that any material relating to any matter within the scope of the business of Nextera, and any materials of clients of Nextera, is and shall remain the property of Nextera or such clients, as the case may be, and that upon termination of employment or at any earlier time as requested by Nextera, the Executive will immediately deliver such material and all copies in Executive's possession or control to Nextera or such clients, as the case may be.

     6. Nextera may provide the Executive with equipment (portable personal computer, software, etc.) for Executive's use in the course of employment by Nextera. The Executive acknowledges that any such equipment will remain the exclusive property of Nextera, and the Executive agrees to deliver such equipment to Nextera, as directed by Nextera, upon termination of employment for any reason, or at any time upon request of Nextera.

                                 CONFIDENTIALITY

     1. Except in connection with the Executive's duties for Nextera, the Executive will not use or disclose to anyone outside Nextera, and will not use any Proprietary Information or material relating to the business of Nextera, or its clients, either during or after employment by Nextera, except with the written permission of Nextera.

     2. The Executive will not disclose to Nextera, and will not induce Nextera to use any confidential information or material belonging to others where such disclosure would, to the Executive's knowledge, violate any rights of, or any duty owing to, a third party.



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

     3. The Executive agrees not to discuss any information or respond to any inquiries from the press or other information agencies regarding Nextera without the express permission of Nextera, other than responding in the ordinary course of business to inquiries regarding the consulting industry generally or work done for clients of Nextera.

     4. The Executive shall be permitted to give testimony and appear as a witness in any proceeding in which such testimony or appearance is required by law, provided the Executive reasonably furnishes notice to Nextera in order to enable Nextera to seek a protective order, if applicable.

                                   INVENTIONS

     1. The Executive agrees to disclose promptly and fully to Nextera all developments, inventions, discoveries, improvements, and proposals for new programs, systems, services, products, tools, or business endeavors which are related to any business activity by Nextera, current or proposed (collectively called "Developments").

     2. The Executive hereby assigns to Nextera the Executive's entire right, title, and interest in each and every work product or Development related to any business activity by Nextera, current or proposed (collectively called "Work Product"):

          (a) made, developed or conceived solely by the Executive or jointly with others during or in the course of the Executive's employment by Nextera,

          (b) made, developed or conceived wholly or partially as the result of any task assigned to the Executive or any work performed by the Executive for or on behalf of Nextera or its clients, and/or

          (c) made or developed with the use of Nextera facilities or equipment.

     3. The Executive agrees to grant to Nextera a right of first refusal to market on a mutually agreed royalty basis, and a perpetual non-exclusive license to use, each and every Work Product or Development made, developed or conceived by the Executive during employment by Nextera which is not covered under the preceding paragraph.




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

     4. During employment with Nextera, the Executive agrees to provide Nextera with copies of any manuscripts produced by the Executive relating to the business of Nextera or which refers to Nextera in any manner for approval by Nextera prior to submission for publication.

     5. The Executive does not, however, assign any Developments, if any, relating in any way to Nextera business which were made prior to employment with Nextera, which Developments, if any, are identified on Exhibit A, attached to this Agreement.

                                     GENERAL

     1. The Executive's obligations under this Agreement shall survive the termination of employment. The Executive understands that this Agreement does not create an obligation of Nextera or any other party to continue employment.

     2. Nextera shall have the unrestricted right to assign this Agreement to its parent company, its affiliates, and any and all successors in interest.

     3. It is agreed that Nextera may inform any person or entity subsequently employing or evidencing an intention to employ, Executive of the nature of the information Nextera asserts to be confidential, and may inform said person or entity of the existence of this Agreement, and provide to such persons or entity a copy of this Agreement.

     4. Any breach of this Agreement by the Executive may cause irreparable damage, and in the event of such a breach, Nextera shall have, in addition to any remedies at law, the right to an injunction to prevent or restrain a breach of the Executive's obligations hereunder.

     5. Nextera's failure to exercise any rights under this Agreement does not constitute a waiver of such right in the event of a subsequent violation of this Agreement.

     6. This Agreement shall be governed by the laws of the state of Executive's employment.

     7. In the event a court of competent jurisdiction shall determine that any provision in this Agreement is too restrictive in scope or duration, then that court shall have the power to alter such provision to make it enforceable



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     to the fullest extent permitted by law. Such a determination shall not have the effect of rendering any other provision herein contained invalid.












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     INTENDING TO BE LEGALLY BOUND by this Agreement and IN WITNESS THEREOF, the undersigned parties have executed this Agreement as of this 30th day of September, 2000.


                                           ---------------------------------



ACCEPTED:

NEXTERA ENTERPRISES, INC.


By:
    -------------------------------------------
Its:
     ------------------------------------------












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